EXHIBIT 99.9


                              musicmaker.com, Inc.
                        c/o Barington Capital Group, L.P.
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019



                                                   December 20, 2001

VIA FEDERAL EXPRESS
-------------------
Robert G. Flynn, Secretary
Gerald W. Kearby, President and Chief Executive Officer
Liquid Audio, Inc.
800 Chesapeake Drive
Redwood City, California 94063

Robert G. Flynn, Secretary
Gerald W. Kearby, President and Chief Executive Officer
Liquid Audio, Inc.
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801


                             Notice to the Secretary
                             -----------------------


Dear Mr. Flynn and Mr. Kearby:

      The undersigned, which is the holder of record of an aggregate of 1,000 shares of common stock, par value $.001 per share (the "Common Stock"), of Liquid Audio, Inc., a Delaware corporation (the "Company"), pursuant to Section
2.5 of Article II of the Company's Restated Bylaws (the "Bylaws"), in addition to the matters of which notice has previously been given by letter dated December 18, 2001, hereby notifies the Company as follows:

      1. The undersigned intends to propose to be brought before the Company's 2002 Annual Meeting (the "Annual Meeting") a proposal that Section 3.2 of Article III of the Bylaws be amended to increase the size of the Company's Board of Directors (the "Board") by four members. If the Company is correct that the Board is currently validly composed of six members, the amendment would provide that the Board shall consist of ten (10) members.

      2. Subject to the action described in Paragraph 1, the undersigned intends to nominate the following individuals as directors to fill the four newly created directorships on the Company's Board of Directors (the "Board") :

            A.   Joseph R. Wright Jr.;
            B.   Jesse H. Choper;
            C.   William J. Fox; and
            D.   Thomas E. Constance.


      Pursuant to Section 2.5 of Article II of the Bylaws, the undersigned hereby sets forth the following:

            (a) The stockholder intending to make the nominations and propose the business set forth herein is musicmaker.com, Inc.

            (b) The address of musicmaker.com, Inc. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

            (c) We hereby represent that musicmaker.com, Inc. is a holder of record of the Common Stock entitled to vote at the Annual Meeting.

            (d) musicmaker.com, Inc. intends to appear in person at the Annual Meeting to nominate the persons specified herein.

            (e) Information regarding each nominee and proposals 1 which complies with Sections 2.5(c) and (d) of Article II of the Bylaws is set forth in Exhibits A through E attached hereto.

            (f) Each nominee's consent to his nomination to serve as a director of the Company if so elected is included as Annex A.

      We trust that this notice complies in all respects with the Bylaws and applicable law. If the Company believes this notice is incomplete or otherwise deficient in any respect, please contact us immediately so that any alleged deficiencies may be promptly addressed.

      Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning the same to the undersigned in the enclosed envelope.


                                     Very truly yours,

                                     musicmaker.com, Inc.



                                     By: /s/ James A. Mitarotonda
                                         ------------------------
                                          James A. Mitarotonda
                                          President and Chief Executive Officer


RECEIPT ACKNOWLEDGED ON
December __, 2001
LIQUID AUDIO, INC.



By:
   -----------------------------
      Name:
      Title:

                                                                       EXHIBIT A



Joseph R. Wright Jr.
--------------------

Joseph R. Wright, Jr., age 63, is President and Chief Executive Officer of PanAmSat Corp., a public company that provides global video and data broadcasting services via satellite. Mr. Wright is Vice Chairman of Terremark Worldwide Inc. ("Terramark"), a public company that develops and operates Network Access Point (NAP) telecommunications data centers in the U.S. and internationally. Mr. Wright was previously Chairman and Chief Executive Officer of AmTec, Inc., which was merged into Terremark. In the late 1990's, Mr. Wright was Chairman and Director of GRC International, Inc., a public company providing advanced IT, Internet, and software systems technologies to government and commercial customers which was sold to AT&T. From 1989 to 1994, Mr. Wright served in various executive capacities for W.R. Grace & Co., including Executive Vice President and Vice Chairman of W.R. Grace & Co., President of Grace Energy Corporation and Chairman of Grace Environmental Inc.

From 1982 to 1989, Mr. Wright held the position of Director and Deputy Director of the Office of Management and Budget, The White House, and was a member of President Reagan's Cabinet. Prior to 1982, Mr. Wright served as Deputy Secretary, United States Department of Commerce, President of Citicorp Retail Services and Retail Consumer Services. He held posts in the Department of Agriculture, the United States Census Bureau and the Department of Commerce, and was Vice President of Booz, Allen & Hamilton, a management consulting firm.

Mr. Wright is Chairman of the Advisory Board of Barington Companies Equity Partners, LP. Mr. Wright also currently serves on the Board of Directors of Titan Corporation, PanAmSat, Baker & Taylor, Verso Technologies Inc., Jefferson Consulting Group, RealMed, and the AT&T Washington Advisory Board. Mr. Wright is a former director of Travelers Group, Inc. and Harcourt, Brace and Javonovich, Inc. Mr. Wright graduated from Yale University with a Master's Degree in Industrial Administration and from Colorado School of Mines with a Professional Engineering Degree.

                                                                       EXHIBIT B



Jesse H. Choper
---------------

Mr. Choper, age 63, is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law where he has taught since 1965. Professor Choper was the Dean of the Law School from 1982 to 1992. In
1996, Professor Choper was a visiting professor at Harvard Law School, University of Milan in Italy Law School and Universitad Autonoma in Barcelona, Spain. From 1960 to 1961, Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren. Mr. Choper is a member of the Board of Directors of Designs, Inc. and musicmaker.com, Inc.

                                                                       EXHIBIT C



William J. Fox
--------------

Mr. Fox is Chairman, President and Chief Executive Officer of Arcade Marketing Inc., the global leader in consumer product multi-sensory marketing sampling systems and related consumer communication printing. Prior to his association with Arcade, Mr. Fox was Senior Executive Vice President of Revlon, Inc. and a member of its Board of Directors. As a senior member of the executive group he was part of the team that (beginning in 1991) led the turnaround and set strategic direction for this global consumer branded enterprise. He was President of Strategic and Corporate Development, Revlon Worldwide, Chief Executive Officer of Revlon Technologies, Vice Chairman of the Board of Cosmetic Centers and Chief Financial Officer of Revlon, Inc.

Mr. Fox was concurrently Senior Vice President of MacAndrews & Forbes Holdings Inc. Mr. Fox was also an executive officer of Technicolor Inc., The Coleman Company, New World Entertainment and Revlon Group Incorporated.

Mr. Fox currently serves as Co-Chairman of the Board of Loehmann's Holdings Inc. and Chairman of the Loehmann's Audit Committee. Mr. Fox has served on the Boards of Revlon, Inc., Revlon Consumer Products Corporation and was Vice Chairman and Director of both The Cosmetic Centers Inc. and The Hain Food Group. Mr. Fox serves on the Board of the Fragrance Foundation, The Executive Board of the Dwight Englewood School, the Executive Board of the Federal Drug Agents Foundation and the Advisory Board of the Hope & Hero's Children's Cancer Fund at Columbia University NY Presbyterian Medical Center. Mr. Fox was appointed an Honorary Battalion Chief of the Fire Department of New York.

Mr. Fox began his career in 1977 at Coopers & Lybrand as a Certified Public Accountant. He is a graduate of the Lubin School at Pace University and has a M.B.A. from Pace University Graduate School of Business.

                                                                       EXHIBIT D



Thomas E. Constance
-------------------

Mr. Constance, age 65, is an attorney practicing corporate and securities law at the law firm of Kramer Levin Naftalis & Frankel LLP in New York City. Prior to joining Kramer Levin, Mr. Constance was Chairman of Shea & Gould, a full-service New York law firm. Mr. Constance serves as a Director of St. Vincent's Services Inc. and MD Sass Foundation. He also is on the Board of Directors of Uniroyal Technologies, Inc., Kroll-O'Gara, and Siga, and on the Advisory Board of Barington Capital. He is a member of the Association of the Bar of the City of New York and the American Bar Association.

Mr. Constance received a B.S. from New York University in 1958 and a J.D. degree from St. John's in 1964. He served in the U.S. Army from 1958-1960.

                                                                       EXHIBIT E


                                   PROPOSAL 1

       AMENDMENT TO SECTION 3.2 OF ARTICLE III OF THE BYLAWS TO EXPAND
                THE NUMBER OF MEMBERS OF THE BOARD OF DIRECTORS


      We believe that the Bylaws should be amended to increase the size of the Board by four members. If the Company is correct that the Board is currently validly composed of six members, the amendment would provide that the Board shall consist of ten (10) members. If the proposed amendment is approved and the Board otherwise consists of six members, four new directorships will be created and the number of directors increased to ten.

      Article IX of the Company's Restated Charter states that the number of directors which constitute the whole Board of Directors shall be designated in the Bylaws. The first sentence of Section 3.2 of Article III of the Bylaws provides that the Board shall consist of five (5) members. The Company has nevertheless indicated that it believes the Board consists of six members. The proposed amendment to Section 3.2 of the Bylaws would expand the number of members of the Board of Directors to ten.

      Section 141(b) of the DGCL provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors. In addition, Section 141(b) of the DGCL provides that directors need not be stockholders unless so required by the certificate of incorporation or the bylaws. We believe that current composition of the Board is not fully representative of the interests of stockholders. We believe that expanding the number of members of the Board to ten will afford all stockholders the opportunity, in the near term, to elect additional new members who have the potential to be more broadly representative of stockholders' interests and more attuned to stockholders' concerns.

      If Proposal 1 is approved, the text of the first sentence of Section 3.2 of Article III of the Bylaws will be deleted in its entirety and replaced with the following:

      "The board of directors shall consist of ten (10) members."

                                                                         ANNEX A


                             Consent for Nomination


      I, Joseph R. Wright Jr., hereby consent to my nomination as a director of Liquid Audio, Inc. and agree to serve as a director of Liquid Audio, Inc., if elected.



                                                /s/ Joseph R. Wright Jr.
                                                ------------------------
                                                Joseph R. Wright Jr.

                             Consent for Nomination


      I, Jesse H. Choper, hereby consent to my nomination as a director of Liquid Audio, Inc. and agree to serve as a director of Liquid Audio, Inc., if elected.


                                                /s/ Jesse H. Choper
                                                -------------------
                                                Jesse H. Choper

                             Consent for Nomination


      I, William J. Fox, hereby consent to my nomination as a director of Liquid Audio, Inc. and agree to serve as a director of Liquid Audio, Inc., if elected.


                                                /s/ William J. Fox
                                                ------------------
                                                William J. Fox

                             Consent for Nomination


      I, Thomas E. Constance, hereby consent to my nomination as a director of Liquid Audio, Inc. and agree to serve as a director of Liquid Audio, Inc., if elected.


                                                /s/ Thomas E. Constance
                                                -----------------------
                                                Thomas E. Constance